Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

ADIT EDTECH ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(f)(2)	308,100,000	N/A	$789,330(3)	0.0000927	$74.00(4)

Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	457(f)(2)	308,100,000	N/A	$789,330(3)	0.0000927	$74.00(4)

	Total Offering Amounts					$789,330		$74.00

	Total Fees Previously Paid							$74.00

	Net Fee Due(5)							$0.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock of Adit EdTech Acquisition Corp. being registered represents the number of shares of common stock to be issued in connection with the proposed merger described herein.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. GRIID Holdco LLC, a Delaware limited liability company (“GRIID”), is a private company, no market exists for its securities, and GRIID has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of $789,330 is calculated by multiplying one-third of the stated value per GRIID limited liability company membership unit expected to be exchanged and cancelled in the proposed merger, which is $0.063548, by the number of GRIID limited liability company membership units expected to be exchanged and cancelled in the proposed merger, which is 12,421,000.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(5)	Previously paid in connection with the initial filing of this registration statement on December 23, 2021.